UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☐

Filed by a party other than the Registrant   ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Alkermes plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Management LP
Sarissa Capital Offshore Master Fund LP
Sarissa Catapult Holdings Ltd
Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Sarah J. Schlesinger, M.D.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains a press release issued on June 28, 2023 by Sarissa Capital.

SARISSA CAPITAL URGES ALKERMES SHAREHOLDERS TO VOTE “FOR”
SARAH SCHLESINGER AND “WITHHOLD” INCUMBENT DIRECTOR RICHARD GAYNOR

Independent proxy advisory firm ISS also recommends voting “FOR” Sarah Schlesinger and “WITHHOLD” Richard Gaynor

Sarissa believes adding Sarah Schlesinger to the Alkermes board can unlock shareholder value and help Alkermes achieve its true potential

Greenwich, CT, June 28, 2023 – Sarissa Capital Management LP (“Sarissa”) today released the following letter to shareholders of Alkermes plc (NASDAQ: ALKS):

June 28, 2023

Dear Fellow Alkermes Shareholders:

For over 30 years and over $150 million in compensation, Chairman and CEO Richard Pops has presided over massive destruction of shareholder value at Alkermes, including managing to operate a $1 billion revenue-generating company (nearly one third of which is cost-free royalty income) at a perpetual loss with limited oversight by the board and no accountability to shareholders.

Shareholder pressure, including from Sarissa, has only incrementally moved the company in the right direction the last few years. We believe true change will not occur without a strong shareholder presence on the board. Despite Alkermes’ process to refresh the board (a process which we believe was run by Pops), it remains a board largely seemingly devoted to Pops, without shareholder perspectives, and with incumbent directors who have superfluous skill sets. If shareholders are not added to the board, we fear that Pops will continue to run the company as he pleases and never address its fundamental issues.

The board steadfastly refuses to add our nominees, including Sarah Schlesinger, who the Nom-Gov committee at Alkermes previously acknowledged would be a qualified board candidate and who ISS recommended that shareholders vote “FOR”. Sarah has extensive expertise in biopharmaceutical R&D and experience serving on the boards of several biopharmaceutical companies, including ARIAD Pharmaceuticals and The Medicines Company, where she helped create meaningful shareholder value.

Shareholders face an important decision at the upcoming Alkermes annual shareholder meeting. We need to send a strong message to Chairman and CEO Pops that we will not accept a reversion to the status quo of prolonged underperformance.

We urge our fellow Alkermes shareholders to vote the BLUE universal proxy card “FOR” Sarah Schlesinger to provide much needed oversight and accountability at Alkermes and vote “WITHHOLD” on Richard Gaynor (a cancer specialist whose skills will be unnecessary after the spin of the cancer business in a few months).

Thank you for your continued support.

Sarissa Capital Management LP

For additional information please visit our website at upgradealkermes.com.
#UpgradeAlkermes

If you have any questions regarding your BLUE universal proxy card or need assistance in executing your proxy card, please contact:

D.F.  King & Co., Inc.
Shareholders call Toll-Free: (866) 207-3648
All Others Call: (212) 493-6952
Email: ALKS@dfking.com

Your vote at Alkermes' Annual General Meeting of Shareholders on June 29, 2023 is very important.  We urge all shareholders to vote “FOR” the election of the Sarissa Nominees, “AGAINST” the compensation of the Company’s named executive officers, and “FOR” all other proposals in our proxy statement.

You can vote in one of three easy ways: by internet at www.cesvote.com, by telephone at 1-888-693-8683 or by mail using the BLUE universal proxy card and postage-paid envelope sent to you.

If you vote by internet or telephone, you will be required to provide the unique control number printed on your BLUE universal proxy card.

Contact:	Dayna Packes
Sarissa Capital Management LP
info@sarissacap.com

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying BLUE universal proxy card with the SEC on June 2, 2023, in connection with the solicitation of shareholders of the Company for the 2023 annual general meeting of shareholders (the “Annual Meeting”).  Shareholders are advised to read the definitive proxy statement and other documents related to the Annual Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov.  The definitive proxy statement and other relevant documents filed by Sarissa Capital are also available at no charge at www.upgradealkermes.com or by directing a request to Sarissa Capital’s proxy solicitor, D.F.  King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (866) 207-3648).